Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated and effective as of February 23, 2011, (the “Effective Date”) by and between SolarWinds Worldwide, LLC, a Delaware Limited Liability Company (the “Company”) and J. Barton Kalsu (the “Employee”).

WHEREAS, the Parties agree that this Agreement hereby supersedes any other employment agreements or understandings (with the exception of the Employee Proprietary Information Agreement (“EPIA”) entered into by Employee and SolarWinds.net, Inc. or any stock agreements between SolarWinds, Inc. (“Parent”) and Employee), written or oral, between the Company and Employee, including but not limited to, the Employment Agreement between the Parent and Employee.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Position and Duties.

(a) The Employee will be employed by the Company, on a full-time basis, as its Vice President, Finance. The Employee shall report to the Chief Financial Officer (“CFO”), or such other executive as designated by the Company (hereinafter referred to as the “Managing Executive”).

(b) The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of Employee’s business time and efforts to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of Employee’s duties and responsibilities hereunder to: (i) manage Employee’s personal, financial and legal affairs; and (ii) serve on civic, educational, philanthropic or charitable boards or committees; and (iii) serve on any other corporate board or committee as long as such board or committee is disclosed to the Company and does not cause a conflict of interest with Employee’s duties at the Company.

2. Compensation and Benefits. During Employee’s employment, as compensation for all services performed by the Employee for the Company and its Affiliates, the Company will provide the Employee the following pay and benefits:

(a) Base Salary. Effective as of April 1, 2011, the Company will pay Employee a base salary at the rate of $230,000.00 per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company and shall be reviewed annually and shall be subject to change from time to time by the Company in its discretion.

(b) Bonus Compensation. Effective as of April 1, 2011, and as reviewed from time to time by the Company , the Employee shall be eligible for a bonus targeted at $100,000.00,

paid on a quarterly basis, based on the attainment of certain quarterly corporate and individual performance objectives agreed upon in advance by the Employee and the Managing Executive. All payments under this section 2(b) will be made in accordance with the regular payroll practices of the Company.

(c) Stock Options, Restricted Stock (“RS”), and Restricted Stock Units (“RSUs”). Upon approval by the Company’s Board of Directors, the Company shall grant the Employee an option to purchase shares of common stock of the Company, at an exercise price equal to the Fair Market Value (as such term is defined in the Company’s Stock Plan) on the date of grant. Employee shall also receive the right to units of restricted common stock of the Company upon vesting (“RSUs”). The terms of the Stock Options and RSUs are set out in the Company’s Equity Incentive Plan.

(d) Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e) Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of Employee’s duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Employee’s employment with the Company, the Company agrees to provide the Employee with Confidential Information, as defined below, and the Employee may develop Confidential Information on behalf of the Company. The Employee agrees that Employee will not use or disclose to any Person (except as required by applicable law or for the proper performance of the Employee’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Employee incident to the Employee’s employment or any other association with the Company or any of its Affiliates. The Employee understands that this restriction shall continue to apply after the Employee’s employment terminates, regardless of the reason for such termination.

(b) Protection of Documents. All material documents, records, software and files, in any media of whatever kind and description, relating to the business of the Company and its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee shall be the sole and exclusive property of the Company. The Employee agrees to safeguard all Documents and, at the time the Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, Employee agrees to surrender all Documents in Employee’s possession or control to the Company.

(c) Non-Competition. The Company agrees to provide Employee with Confidential Information which, if disclosed, would assist in competition against the Company and that the Employee will also generate goodwill for the Company in the course of the Employee’s employment. Therefore, the Employee agrees that the following restrictions on the Employee’s activities during and after the Employee’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(i) While the Employee is employed by the Company and for twelve (12) months thereafter, the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (collectively, a “Competitive Role”), actively compete with the Company or any of its Affiliates or undertake any planning for any business that is Competitive (as defined in the Company’s in the Company’s Employee Proprietary Invention Agreement (“EPIA”) with the Company or its Affiliates.

(ii) The Employee agrees that during the twelve (12) months immediately following Employee’s resignation of employment or during six (6) months following an involuntary termination of the Employee’s employment without Cause, the Employee will not, directly or through any other Person, (A) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (B) solicit or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (C) seek to persuade any customer or active prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could reasonably be expected to conduct with the Company or any of its Affiliates at that time.

(d) In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Employee under this Section 3. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further agrees that, were the Employee to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Employee agrees that the Company, in addition to any other remedies available to it, shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The Employee and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the court may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Employee’s obligations to that subsidiary under this Agreement, including without limitation pursuant to this Section 3.

4. Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the Managing

Executive, after Employee has received a written demand for performance from the Managing Executive that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or willfully disregarded directives from the Managing Executive; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its Affiliates as a whole; (iii) the Employee’s material breach of this Agreement; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.

(b) This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any accrued Base Salary, any bonus compensation to the extent earned, any vested deferred compensation or Stock Options, RS, or RSU Grants (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement for a consecutive period of twelve (12) weeks, the Company will continue to pay the Base Salary to Employee and benefits in accordance with Section 2(d) above during such period. If the Employee is unable to return to work after twelve (12) consecutive weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability. If any question shall arise as to whether the Employee is disabled to the extent that the Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c) Either the Company or Employee may terminate Employee’s employment “at will,” for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause, the Employee shall be entitled to receive: (i) a lump sum cash severance amount equivalent to six (6) months of Employee’s then current annual base salary (the “Severance Payments”), less applicable deductions; (ii) any earned but unpaid incentive compensation payments; and (iii) reimbursement of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for a period of twelve (12) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA. Any obligation of the Company to provide the Employee severance payments under this Section 4(c) is conditioned, however, upon the Employee signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to Employee that becomes effective no later than seventy-four (74) days following the Employee’s termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the Employee will forfeit any rights to severance payments under this Section 4(c). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which the Employee’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation (as defined below) will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined in Section 7 below).

(d) In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to the Employee for unearned bonus or severance payments.

(e) In the event that the Company, without Employee’s express written consent, shall materially reduce the powers and duties of employment of Employee resulting in a material decrease in the responsibilities of Employee, materially reduce the pay of Employee, fail to provide directors and officers liability insurance covering Employee during the term of his employment (which failure would be a material breach of this agreement) or require a material change in the geographic location of Employee’s primary work facility or location, and due to such act or event Employee terminates his employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of such acts or events, such termination by Employee shall be deemed to be a “Constructive Termination”; provided, however, that a relocation of less than fifty (50) miles from the Company’s corporate headquarters in Austin, Texas will not be considered a material change in geographic location and thus a termination by Employee for this reason shall not be construed as a Constructive Termination; and provided further, that Employee may not resign for Constructive Termination unless Employee first provides the Company with written notice of the acts or events constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds for “Constructive Termination” have not been cured during such cure period.

(f) Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c) (iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

(g) Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement, with the exception of Section 3(c)(i), which obligations do not survive termination. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon the Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of the Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

5. Change of Control Benefits. “Change of Control” shall be defined as a transaction or series of transactions where the shareholders of the Parent immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Parent; provided however, that a firmly underwritten public offering of the Common Stock shall not be deemed a Change of Control. In the event of termination of the Employee’s employment by the Company other than for Cause or in the event of Constructive Termination, upon or during the twelve (12) month period after the effective date of a Change of Control, the Employee shall be entitled to (i) a lump sum cash severance amount equivalent to six (6) months of Employee’s then current annual base salary; (ii) all of Employee’s remaining unvested Stock Options, RS, or RSU Grants from all of Employee’s then-outstanding grants shall immediately and fully vest as of the date of such termination, and (iii) the Employee shall receive the consideration set forth in sections 4(c) hereof.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Employee’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of the Employee’s equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of the Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by an independent firm selected by the Company with the consent of Employee, which consent shall not be unreasonably withheld, delayed or conditioned (the “Firm”), immediately prior to the change of control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Section 409A. The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with the Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).

8. Indemnification and Insurance. The Company and Employee will enter into an Indemnification Agreement for Employee’s Benefit as approved by the Company’s Board of Directors and will maintain Director and Officers liability insurance for Employee during his Employment and for a reasonable time thereafter as permitted by the Company’s Director and Officer Insurance Policy.

9. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means matters relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company and its Affiliates. Confidential Information does not include information that enters the public domain, other than through the Employee’s breach of the Employee’s obligations under this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

10. Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Miscellaneous. This Agreement and the EPIA, set forth the entire agreement between the Employee and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment. In the event of a conflict between the EPIA and this Agreement, the terms in this EPIA shall prevail except with respect to section 3(c)(ii) which shall prevail over Section 5 of the EPIA. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of laws principles thereof.

16. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the General Counsel or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOLARWINDS WORLDWIDE, LLC

By:	/s/ Kevin B. Thompson
	Name:	Kevin B. Thompson
	Title:	President and Chief Executive Officer

/s/ J. Barton Kalsu
J. Barton Kalsu